SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CORVEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 28, 2019

Dear CorVel Stockholder:

We are pleased to invite you to our 2019 Annual Meeting, which will be held at CorVel’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 8, 2019, at 1:00 p.m. Pacific Daylight Time. Voting on election of directors and other matters is also scheduled. The items to be voted on at the 2019 Annual Meeting are addressed in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on August 8, 2019: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

We are pleased to provide proxy materials to our stockholders over the Internet, which we believe will lower the costs of delivering such materials while also reducing the environmental impact of printing and mailing. Consequently, stockholders will not receive paper copies of our proxy materials unless they request them. We will send stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how to receive a paper copy of the Annual Meeting materials, if they so choose.

Your vote is important. Whether or not you plan to attend the 2019 Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the 2019 Annual Meeting. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting. If you are a beneficial owner of our stock and wish to vote at the 2019 Annual Meeting, you will need to obtain a legal proxy from your bank or broker and bring this legal proxy to the meeting. If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and on other non-routine matters such as the stockholder proposal described in the attached proxy statement, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count.

We look forward to seeing you at our 2019 Annual Meeting.

Sincerely,

V. Gordon Clemons,

Chairman of the Board

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 8, 2019

To the Stockholders of CorVel Corporation:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of CorVel Corporation, a Delaware corporation, will be held at our principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 8, 2019, at 1:00 p.m. Pacific Daylight Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect the six directors named in the attached Proxy Statement, each to serve until the 2020 annual meeting of stockholders or until his or her successor has been duly elected and qualified;

2.	To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020;

3.

Stockholder proposal requesting the issuance of a public report detailing the potential risks associated with omitting “sexual orientation” and “gender identity” from our equal employment opportunity policy; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that stockholders vote FOR Proposals One and Two and AGAINST Proposal Three listed above. Only stockholders of record at the close of business on June 14, 2019 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at our Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote your shares as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet or, if you receive a paper proxy card in the mail, you also may vote by telephone or by mailing a completed proxy card.

If you are viewing this proxy over the Internet you may vote electronically over the Internet or in person at the Annual Meeting. If you receive a printed proxy card, you may vote over the Internet, by telephone, by mail or in person at the Annual Meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Voting over the Internet. You can vote via the Internet. The website address for Internet voting is provided on your notice of Internet availability of proxy materials or, if you received one, on your proxy card. To vote via the Internet, you will need to use the control number appearing on your notice of Internet availability of proxy materials or, if you received one, on your proxy card. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 7, 2019. Internet voting is available 24 hours a day.

Voting by Telephone. You can vote by telephone by calling the toll-free telephone number provided on your notice of Internet availability of proxy materials or, if you received one, on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Eastern Time on August 7, 2019. Telephone voting is available 24 hours a day.

Voting by Mail. If you receive a printed proxy card, you can vote by marking, dating and signing it, and returning it in the postage paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

Voting in Person at the Meeting. If you attend the Annual Meeting and plan to vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to attend the Annual Meeting and vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. You may revoke your proxy by (i) voting again using the Internet or telephone before the cut off time (your latest Internet or telephone proxy is the one that will be counted), (ii) delivering a written revocation or by presenting another properly signed proxy with a later date to our Secretary at our principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or (iii) attending the Annual Meeting and voting in person at the Annual Meeting by ballot (your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted). If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and on other non-routine matters such as the stockholder proposal described in the attached proxy statement, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a legal proxy from that nominee allowing you to cast your vote in person.

The holders of a majority of the outstanding shares of our Common Stock entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Please vote as soon as possible in order to ensure that a quorum is obtained and to avoid the additional cost to us of adjourning the Annual Meeting until a later time and re-soliciting proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on August 8, 2019: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

YOUR VOTE IS IMPORTANT. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY.

By order of the Board of Directors,

RICHARD J. SCHWEPPE

Secretary

Irvine, California

June 28, 2019

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited on behalf of our Board of Directors, or the Board, for use at the 2019 Annual Meeting of Stockholders, which will be held at our principal executive offices located at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 8, 2019, at 1:00 p.m. Pacific Daylight Time, and at any adjournment(s) or postponement(s) thereof. Stockholders of record at the close of business on June 14, 2019 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

On June 14, 2019, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 18,546,199 shares of our Common Stock outstanding and approximately 941 holders of record according to information provided by our transfer agent. No shares of our preferred stock were outstanding as of June 14, 2019. Each stockholder is entitled to one vote on all matters brought before the Annual Meeting for each share of our Common Stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock entitled to vote will constitute a quorum for the transaction of business. In the election of directors under Proposal One, the six nominees receiving the highest number of affirmative votes shall be elected. The affirmative vote of the holders of our Common Stock representing a majority of the voting power present or represented by proxy at the Annual Meeting and entitled to vote is required for approval of Proposals Two and Three.

All votes will be tabulated by our inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm (Proposal Two)), but not on non-routine matters (such as the election of directors (Proposal One) and the stockholder proposal (Proposal Three)) without specific instructions from their clients. Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders, will not have the effect of negative votes, and will not affect the outcome of the election of directors. With regard to Proposal Two, brokers have the discretion to vote shares on routine matters such as ratification of the appointment of the independent registered public accounting firm and, therefore, broker non-votes are not expected for Proposal Two; however, if there are broker non-votes for Proposal Two, they will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes. With regard to Proposal Three, broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes. Abstentions will be counted as present and entitled to vote for purposes of Proposals Two and Three and, therefore, will have the same effect as a vote against Proposals Two and Three.

If your shares are held by a bank or broker in street name, it is important that you cast your vote if you want it to count in the election of directors and any other non-routine matters proposed in this Proxy Statement such as the stockholder proposal. Voting rules may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and any other non-routine matters such as the stockholder proposal described in this Proxy Statement. Accordingly, if your shares are held by a bank or broker in street name and you do not instruct your bank or broker how to vote in the election of directors and any other non-routine matters proposed in this Proxy Statement such as the stockholder proposal, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine matters, such as the ratification of the appointment of our independent registered public accounting firm and other matters determined by the NYSE to be routine.

If a proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors in Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted as recommended by the Board with respect to Proposals Two and Three described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. A proxy may be revoked or changed at or prior to the Annual Meeting by (i) voting again using the Internet or telephone, (ii) delivery of a written revocation or by presentation of another properly signed proxy with a later date to our Secretary at our principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or (iii) by attendance at the Annual Meeting and voting in person by ballot. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a legal proxy issued in your name.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on August 8, 2019: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

Notice regarding the Internet availability of these proxy materials was first sent or given on or about June 28, 2019, to stockholders of record on the record date.

While our proxy solicitation materials are available on the Internet, we will provide, without charge, copies of our annual report on Form 10-K to each stockholder of record as of the Record Date that requests a copy in writing. Any exhibits listed in the annual report on Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Secretary at our executive offices set forth above.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, stockholders will not receive paper copies of our proxy materials unless they request them. We will send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

Our principal executive offices are located at 2010 Main Street, Suite 600, Irvine, California 92614. Our telephone number is (949) 851-1473.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Six individuals have been nominated to serve as our directors. Our stockholders are being asked to elect these nominees to the Board at the Annual Meeting. Our Nomination and Governance Committee selected and recommended, and the Board, including its independent directors, approved the nomination of each of the six individuals listed below for election to serve for a one-year term ending on the date of our next annual meeting of stockholders or until his or her successor has been duly elected and qualified. The term may be shorter if such individual resigns, becomes disqualified or disabled, or is otherwise removed. If these nominees are elected, the Board will consist of six persons and there will be one vacancy on the Board. The Board may fill such vacancy at any time during the year.

Unless otherwise instructed or unless the proxy is marked “withheld,” the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below. Each such nominee is currently serving as a director and has indicated his or her willingness to continue to serve as a director if elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxy holders may exercise discretionary authority to vote for a substitute person selected and recommended by our Nomination and Governance Committee and approved by the Board.

Director Nominees for Term Ending Upon the 2020 Annual Meeting of Stockholders

The names and certain information, as of March 31, 2019, about the nominees for director are set forth below:

Name	Age	Position
V. Gordon Clemons	75	Chairman of the Board
Steven J. Hamerslag (1) (3)	62	Director
Alan R. Hoops (1) (2)	71	Director
R. Judd Jessup (1)	71	Director
Jean H. Macino (2)	76	Director
Jeffrey J. Michael (2) (3)	62	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nomination and Governance Committee

Mr. Clemons has served as our Chairman of the Board since April 1991. He served as our Chief Executive Officer from January 1988 until August 2007 and as our President from January 1988 until May 2006. He was reappointed as our Chief Executive Officer and President in April 2012 and served in the role of Chief Executive Officer until January 2019 and President until April 2017. Mr. Clemons was President of Caremark, Inc., a home intravenous therapy company, from May 1985 to September 1987, at which time Caremark was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has 42 years of experience in the healthcare and insurance industries. The Board believes Mr. Clemons is qualified to serve as Chairman of the Board given his extensive technology, industry, management and operational experience and his substantial understanding of the Company and its operations resulting from his various positions of leadership, including his position as Chief Executive Officer and President from 2012 until April 2017 and from 1988 until 2007 and his position as President from 1988 until 2006.

Mr. Hamerslag has served as one of our directors since May 1991. Mr. Hamerslag has been Managing Partner of TVC Capital, a venture capital firm, since April 2006, and Managing Director of Titan Investment Partners, also a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of J2Global Communications, a publicly held unified communication services company, from June 1999 until January 2001. Mr. Hamerslag served as the CEO of MTI Technology Corporation, a publicly held manufacturer of enterprise storage solutions, from 1987 to 1996. The Board believes Mr. Hamerslag’s valuable business, leadership and executive management experience, particularly in the technology industry, qualifies him to serve as a director.

Mr. Hoops has served as one of our directors since May 2003. Mr. Hoops has been Executive Chairman of Health Essentials, a physician medical group specializing in hospice care, pharmacy and durable medical equipment services for medically complex and frail-elderly patients, since 2012. Mr. Hoops was Chairman of the Board and Chief Executive Officer of CareMore California Health Plan, a health maintenance organization, from March 2006 to March 2012. Mr. Hoops was Chairman of Benu, Inc., a regional benefits administration/marketing company, from 2000 to March 2006, and Chairman of Enwisen, Inc., a human resources services software company, from 2001 to March 2006. Mr. Hoops was Chief Executive Officer and a Director of Pacificare Health Systems, Inc., a national health consumer services company, from 1993 to 2000. Mr. Hoops has 45 years of experience in the healthcare and managed care industries. The Board believes Mr. Hoops’ experience as the Chief Executive Officer and Director of Pacificare Health Systems, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

Mr. Jessup has served as one of our directors since August 1997. Mr. Jessup was Chief Executive Officer of CombiMatrix Corporation, a molecular diagnostics laboratory, from August 2010 to March 2013. Mr. Jessup was Chief Executive Officer of U.S. LABS, a national laboratory which provides cancer diagnostic and genetic testing services, from 2002 to 2005. Mr. Jessup was President of the HMO Division of FHP International Corporation, a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly held HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 43 years of experience in the healthcare and managed care industries. Mr. Jessup was a director of CombiMatrix Corporation from August 2010 to November 2017, a director of Xifin, Inc., a laboratory billing systems company, from January 2006 to August 2013, a director of Superior Vision Services, a national managed vision care plan, from December 2007 to April 2012, and a director of Accentcare from October 2005 to February 2008. The Board believes Mr. Jessup is qualified to serve as a director because he has significant executive experience with the strategic, financial, and operational requirements of large health care services organizations, including serving as an Audit Committee chair, and brings to the Board senior leadership, health industry, and financial experience.

Ms. Macino has served as one of our directors since February 2008. Ms. Macino was Managing Director of Marsh and McLennan Companies, an insurance broker and strategic risk advisor, from 1980 to 1995, and Office Head of the Newport Beach office of Marsh, Inc. from 1995 to 2005. Ms. Macino has served on the Board of Governors of Chapman University for the past eleven years and currently serves as Chairman of the Governorship Committee of Chapman University. Ms. Macino has 42 years of experience in the insurance brokerage industry. The Board believes Ms. Macino’s executive leadership experience, strong sales and marketing expertise in the insurance brokerage industry qualifies her to serve as a director.

Mr. Michael has served as one of our directors since September 1990. Mr. Michael has been President, Chief Executive Officer and a Director of Corstar Holdings, Inc., one of our significant stockholders and a holding company owning equity interests in CorVel since March 1996. The Board believes Mr. Michael’s experience as the President, Chief Executive Officer and Director of Corstar Holdings, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

There are no family relationships among any of our directors, nominees or executive officers.

Corporate Governance, Board Composition and Board Committees

Independent Directors

The Board has determined that each of our current directors other than Mr. Clemons qualifies as an independent director in accordance with the published listing requirements of The Nasdaq Stock Market LLC. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by us and our directors with regard to each director’s business and personal activities as they may relate to us and our management.

Board Leadership Structure, Risk Oversight and Diversity

The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. The Board has determined that separating the roles of the Chief Executive Officer and the Chairman of the Board is an appropriate structure at this time for our succession planning priorities.

The Company does, however, have a policy that if the Chairman of the Board of the Company does not qualify as an independent director, the independent directors of the Board will select one of the independent directors to be the “Lead Independent Director.” Since our Chairman of the Board currently does not qualify as an independent director, the Board of Directors has designated Mr. Jessup as the Lead Independent Director. The Lead Independent Director has the following duties and responsibilities: (a) acting as Chair of the meetings of the independent directors; (b) working with the Chairman of the Board and the Chief Executive Officer to ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements; (c) serving as a conduit of information between the independent directors and the Chairman of the Board, the Chief Executive Officer and other members of management; (d) reviewing annually the purpose of the Committees of the Board and through the Nomination and Governance Committee, recommending to the Board any changes deemed necessary or desirable to the purpose of the Committees and whether any Committees should be created or discontinued; (e) being available as a resource to consult with other Board members on corporate governance practices and policies; and (f) such other responsibilities and duties as the Board shall designate. The Board believes that this current leadership structure, in which the office of Chairman is held by one individual and an independent director acts as Lead Independent Director, provides for dynamic Board leadership and enhances the Company’s ability to execute its business and strategic plans, while maintaining strong independence for Board decisions and oversight.

The board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls. Risks related to our compensation programs are reviewed by the compensation committee and legal and regulatory compliance risks are reviewed by the Nomination and Governance Committee. The Board is advised by the committees of significant risks and management’s response through periodic updates.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of CorVel; and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

We believe that the Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, our nomination and governance committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. The nomination and governance committee considers many forms of diversity in identifying director nominees in an effort to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business.

Board Structure and Committees

The Board has established an audit committee, a compensation committee and a nomination and governance committee. The Board and its committees set schedules to meet throughout the year, and can also hold special meetings and act by written consent from time to time as appropriate. The independent directors of the Board also hold separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. The Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of the Board qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of the Board has a written charter approved by the Board. A copy of each charter is posted on our website at https://www.corvel.com under the Investor Relations section. The inclusion of any website address in this Proxy Statement does not include or incorporate by reference the information on that website into this Proxy Statement or our Annual Report on Form 10-K.

Audit Committee

The audit committee of the Board reviews and monitors our corporate financial statements and reporting and our internal and external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs.

Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. In accordance with the audit committee’s charter and policies regarding transactions with related persons, all related person transactions are approved or ratified by our audit committee. Please see the information set forth under the heading “Policies and Procedures for Related Person Transactions” in this Proxy Statement for additional details about our policies regarding related person transactions. The current members of our audit committee are Messrs. Hamerslag, Hoops and Jessup. The audit committee held four meetings by telephonic conference calls during fiscal year 2019.

In addition to qualifying as independent under the Nasdaq rules described above, each member of our audit committee can read and understand fundamental financial statements, and each member currently qualifies as independent under special standards established by the SEC for members of audit committees. Our audit committee includes at least one member who has been determined by the Board to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamerslag is the independent director who has been determined to be an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hamerslag’s experience and understanding with respect to certain accounting and auditing matters. In this regard, please refer to the biography of Mr. Hamerslag appearing above. The designation does not impose on Mr. Hamerslag any duties, obligations or liability that are greater than are generally imposed on him as a member of our audit committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board.

Compensation Committee

The compensation committee of the Board reviews and approves our general compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, our compensation committee administers the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), including reviewing and granting stock options. Our compensation committee also reviews and approves various other issues related to our compensation policies and matters. The compensation committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee consists solely of at least two independent members of the compensation committee. The current members of our compensation committee are Messrs. Hoops and Michael and Ms. Macino. The compensation committee held one meeting and acted by unanimous written consent six times during fiscal year 2019.

Risk Assessment in Compensation Programs. We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Our egalitarian culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Field sales personnel are paid a base salary and a sales commission, but all of our executive officers are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of CorVel; and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

Nomination and Governance Committee

The nomination and governance committee of the Board reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the nomination and governance committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, diversity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve us and our stockholders’ long-term interests. These factors, and others as considered useful by our nomination and governance committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the nomination and governance committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The nomination and governance committee has a formal policy with respect to diversity in identifying director nominees and, as indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates.

The nomination and governance committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Each of the current nominees is standing for re-election at the Annual Meeting. The nomination and governance committee selected these candidates and recommended their nomination to the Board. The nomination and governance committee has not received any nominations from any stockholders in connection with this Annual Meeting. The current members of our nomination and governance committee are Messrs. Hamerslag and Michael. The nomination and governance committee held one meeting during fiscal year 2019.

Although the nomination and governance committee does not have a formal policy on stockholder nominations, it will consider candidates proposed by stockholders of any outstanding class of our capital stock entitled to vote for the election of directors, provided such proposal is in accordance with the procedures set forth in Article II, Section 12 of our Bylaws and in the charter of the nomination and governance committee. Nominations by eligible stockholders must be preceded by notification in writing addressed to the Chairman of the nomination and governance committee, care of our Secretary, at 2010 Main Street, Suite 600, Irvine, California 92614, not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, or (ii) with respect to the election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Our Bylaws and the charter of the nomination and governance committee require that such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (a) the name and address of the nominee; (b) the name and address of the stockholder making the nomination; (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice; (d) the nominee’s qualifications for membership on the Board of Directors; (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director pursuant to the rules and regulations of the United States Securities and Exchange Commission; (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder; (g) all other companies to which the nominee is being recommended as a nominee for director; and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as one of our directors, if elected.

All such recommendations will be brought to the attention of our nomination and governance committee. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates.

Board and Committee Meetings

The Board held four meetings in person and acted by unanimous written consent one time during fiscal year 2019. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2019. Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged and expected to attend each of our annual meetings of stockholders in addition to each meeting of the Board and of the committees on which he or she serves, except where the failure to attend is due to unavoidable circumstances or schedule conflicts. All of our directors attended our 2018 annual meeting of stockholders.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct that applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our web site at https://www.corvel.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of any web site address in this Proxy Statement does not include or incorporate by reference the information on that web site into this Proxy Statement or our Annual Report on Form 10-K.

Communications from Stockholders to the Board

The Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 2010 Main Street, Suite 600, Irvine, CA 92614. This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Vice President of Legal Services, is primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be retained for a period of three months and made available to any of our independent directors upon their general request to view such communications. There were no changes in this process in fiscal year 2019.

Stockholder Approval

Directors are elected by a plurality of the votes present or represented by proxy at the Annual Meeting and entitled to vote. The six nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be our elected directors.

The Board recommends a vote FOR each of the nominees named above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Haskell & White LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2020, and our stockholders are being asked to ratify this appointment. Stockholder ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the Audit Committee’s appointment of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote, the Audit Committee may reconsider whether to retain Haskell & White LLP as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our stockholders.

Representatives of Haskell & White LLP attended or participated by telephone in all meetings of the Audit Committee held during fiscal year 2019. We expect that representatives of Haskell & White LLP will attend the Annual Meeting. At the Annual Meeting, the representatives of Haskell & White LLP will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by stockholders.

Principal Accountant Fees and Services

Audit Fees. Audit fees as of March 31, 2019 include the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Audit fees billed by Haskell & White LLP for services rendered to us in the audit of annual financial statements and the reviews of the financial statements included in our Form 10-Q quarterly reports were as follows:

Fiscal year 2019
Audit and review of financial statements	$568,950

Fiscal year 2018
Audit and review of financial statements	$522,400

Audit-Related Fees. Audit-related fees consist of assurance and related services provided by Haskell & White LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were as follows:

Fiscal year 2019
Audit of the financial statements of CorVel Incentive Savings Plan	$18,100

Fiscal year 2018
Audit of the financial statements of CorVel Incentive Savings Plan	$18,140

Tax Fees. Tax fees consist of professional services rendered by our independent registered public accounting firm for tax compliance, tax advice and tax planning and were as follows:

Fiscal year 2019
Tax consulting services	$0

Fiscal year 2018
Tax consulting services	$0

All Other Fees. Fees for a retainer, travel and other miscellaneous expenses billed by Haskell & White LLP were $32,150 during fiscal year 2019 and $25,250 during fiscal year 2018.

Determination of Independence

The Audit Committee has determined that the provision of the above non-audit services by Haskell & White LLP was compatible with their maintenance of accountant independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves and reviews audit and permissible non-audit services performed by our independent registered public accounting firm as well as the fees charged by our independent registered public accounting firm for such services. In its pre-approval and review of permissible non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. Under certain de minimis circumstances described in the rules and regulations of the Securities and Exchange Commission, the Audit Committee may approve permissible non-audit services prior to the completion of the audit in lieu of pre-approving such services.

Vote Sought

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is being sought for ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

Recommendation of the Board

The Board recommends a vote FOR ratification of the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020.

PROPOSAL THREE

STOCKHOLDER PROPOSAL REQUESTING THE ISSUANCE OF A PUBLIC REPORT

DETAILING THE POTENTIAL RISKS ASSOCIATED WITH OMITTING “SEXUAL ORIENTATION” AND “GENDER IDENTITY” FROM OUR EQUAL EMPLOYMENT OPPORTUNITY POLICY

Walden Asset Management, c/o Boston Trust & Investment Management Company, One Beacon Street, Boston, MA 02108, beneficial owner of at least $2,000 in market value of the voting securities of the Company, is the proponent of the following stockholder proposal. Walden Asset Management has advised us that a representative will present the following proposal and related supporting statement at our Annual Meeting.

Proponent’s Statement

RESOLVED

Shareholders request that CorVel Corporation (“Corvel”) issue a public report detailing the potential risks associated with omitting “sexual orientation” and “gender identity” from its written equal employment opportunity (EEO) policy. The report should be available within a reasonable timeframe, prepared at a reasonable expense and omitting proprietary information.

SUPPORTING STATEMENT

CorVel does not explicitly prohibit discrimination based on sexual orientation and gender identity or expression in its written EEO policy.

CorVel’s lack of a corporate-wide best practice EEO policy sends mixed signals to company employees and prospective employees and calls into question the extent to which LGBT (lesbian, gay, bisexual, or transgender) individuals are protected due to inconsistent state policies, the absence of a federal law, and conflicting perspectives of federal entities1.

CorVel has operations in 43 states and is therefore unable to avoid the patchwork of state laws regarding LGBT non-discrimination. Currently, 21 states, the District of Columbia and more than 225 cities prohibit discrimination in employment based on sexual orientation and gender identity. On the other hand, discrimination against LGBT people may be permissible in 21 states that have adopted Religious Freedom laws.

Companies with inclusive policies are better able to recruit the most talented employees from a broad labor pool, resolve complaints internally to avoid costly litigation or reputation damage, and lower employee turnover. Moreover, inclusive policies contribute to more efficient human capital management by eliminating the need to maintain different policies in different locations.

Nearly two-thirds of self-identified LGBT Americans report experiencing discrimination in their personal lives and forty-six percent of LGBT workers conceal their sexual orientation and/or gender identity at work (Human Rights Campaign, 2018) — a phenomenon which affects individual productivity and overall team cohesion.

Presently shareholders are unable to evaluate how CorVel prevents discrimination towards LGBT employees, mitigates employee concerns of potential discrimination, and ensures a respectful and supportive work atmosphere that bolsters employee performance and improves patient care.

Most companies have inclusive policies, including industry peers, such as, Aetna, Aon Plc, Brown & Brown, and Marsh & McLennan Companies. According to the Human Rights Campaign, 82% of the Fortune 500® companies had EEO policies that include sexual orientation and gender identity in 2017.

[1]

In 2015, the Equal Employment Opportunity Commission (EEOC) advised that LGBT individuals were protected under “sex” by Title VII of the Civil Rights Act. However, in June 2017, the Justice Department contested the EEOC’s guidance in an Amicus Brief to a US Court of Appeals stating explicitly that “Title VII does not reach discrimination based on sexual orientation.”

Without an inclusive EEO policy, CorVel may be sacrificing competitive advantages relative to peers while simultaneously increasing company and shareholder exposure to reputational and financial risks.

We recommend that the report evaluate risks including, but not limited to, negative effects on employee hiring and retention, and litigation risks from conflicting state and company anti-discrimination policies.

Recommendation of the Board

The Board recommends a vote AGAINST the stockholder proposal.

OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board’s recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee carries out its responsibilities pursuant to its written charter, and the members of the fiscal year 2019 Audit Committee have prepared and submitted this Audit Committee report. Each Audit Committee member is considered independent because each member satisfies the independence requirements for board members prescribed by the applicable rules of Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Among other things, the Audit Committee oversees CorVel’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management CorVel’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements; and management’s assessment of CorVel’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CorVel’s accounting principles and such other matters as are required to be discussed with audit committees by Statement on Auditing Standards No. 61, Communication With Audit Committees, as may be amended, modified or supplemented (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as well as the matters required to be discussed by Auditing Standard No. 1301 as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee discussed with the independent registered public accounting firm their independence from management and CorVel, and has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent accountant the accountant’s independence. Throughout the year and prior to the performance of any such services, the Audit Committee also considered the compatibility of potential non-audit services with the auditors’ independence.

The Audit Committee discussed with CorVel’s independent registered public accounting firm their overall approach, scope and plans for the audit. At the conclusion of the audit, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of CorVel’s internal control over financial reporting and the overall quality of CorVel’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2019, for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended the selection of Haskell & White LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2020.

AUDIT COMMITTEE

R. Judd Jessup, Chair

Steven J. Hamerslag

Alan R. Hoops

EXECUTIVE OFFICERS OF CORVEL

The following table sets forth certain information regarding our executive officers as of June 14, 2019:

Name	Age	Position
V. Gordon Clemons	75	Chairman of the Board
Michael G. Combs	55	Chief Executive Officer and President
Diane J. Blaha	64	Chief Marketing Officer
Michael D. Saverien	48	Executive Vice President, Risk Management Services
Maxim Shishin	44	Chief Information Officer
Brandon T. O’Brien	39	Chief Financial Officer
Jennifer L. Yoss	41	Vice President, Accounting

The following is a brief description of the capacities in which each of our executive officers who is not also a director has served, and other biographical information. The biography of Mr. Clemons appears earlier in this Proxy Statement under “Proposal One: Election of Directors.”

Mr. Combs was promoted to Chief Executive Officer in January 2019. Mr. Combs also holds the position of President since April 2017 and previously served as our Chief Information Officer from April 2015 to April 2017. Mr. Combs has been with the Company for 27 years, joining the Company initially as a software engineer in October 1991. His prior positions at the Company include Vice President of MedCheck Development and Deputy Chief Information Officer. Prior to joining CorVel, he was with Science Applications International Corporation, a Delaware company, as a Software Engineer where he developed software for the Naval Oceans System Center Anti-Submarine Warfare program. Mr. Combs holds a Bachelor’s degree in Computer Science from San Diego State University.

Ms. Blaha was promoted to Chief Marketing Officer in November 2016. She has been with the Company for 25 years and previously was the Senior Vice President of Sales and Marketing from June 3, 2015 to November 2016 and the Senior Vice President, Sales and Account Management from November 2010 to June 2015. From November 2008 to November 2010, Ms. Blaha served as Vice President of Sales. From 1996 to November 2008, Ms. Blaha served as Vice President of Regional Sales. From 1994 to 1996, Ms. Blaha was an Account Executive at the Company in the Upper Midwest Region. Ms. Blaha joined CorVel in October 1992 initially as a Medical Case Manager until she moved into the sales and marketing team in 1994.

Mr. Saverien was promoted to Executive Vice President, Risk Management Services in March 2017 and was previously the Senior Vice President since January 2012. Prior to being a Senior Vice President, Mr. Saverien served as Vice President of the Company. Mr. Saverien joined CorVel in 2003. Prior to CorVel, Mr. Saverien served as the president of Advanced Risk Technologies, a California company, from 2001 to 2003 and worked at Cunningham Lindsey, a global loss adjusting, claims, management and risk solutions firm, as Account Executive from 1998 to 2000. Mr. Saverien has over 20 years of experience in the claims management industry.

Mr. Shishin was promoted to Chief Information Officer in 2017. He has been with CorVel since 2002, holding the positions of Vice President of Information Systems, Director of Software Engineering, Software Development Manager and Senior Software Engineer. Mr. Shishin has over 17 years of technology and systems experience. His background includes vast experience with enterprise software architecture.

Mr. O’Brien was promoted to Chief Financial Officer in October 2018. He has been with CorVel since 2003, holding the positions of Area Vice President from 2015 to 2018, Vice President of Business Operations from 2010 to 2015, Director of Finance, Enterprise Comp from 2007 to 2010, and Manager of Analytics from 2006 to 2007.

Mrs. Yoss was promoted to Vice President of Accounting in October 2018. She has been with CorVel since 2003, holding the positions of Director of Accounting from 2014 to 2017 and Manager in the Accounting department from 2003 to 2014. Mrs. Yoss was previously an auditor at Grant Thornton.

Our executive officers are elected by the Board on an annual basis and serve at the discretion of the Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this Proxy Statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

It is the responsibility of the compensation committee of the Board to oversee our general compensation policies; to determine the base salary and bonus to be paid each year to each of our executive officers; to oversee our compensation policies and practices as they relate to our risk management; and to determine the compensation to be paid each year to our directors for service on the Board and the various committees of the Board. In addition, the compensation committee administers our Restated Omnibus Incentive Plan (formerly the Restated 1988 Executive Stock Option Plan) with respect to stock option grants or other equity-based awards. The three broad components of our executive officer compensation are base salary, annual cash incentive awards, and long term equity-based incentive awards. The compensation committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the compensation committee, in conjunction with the Board, reviews the relationship of executive compensation to corporate performance and relative stockholder return. The compensation committee believes that our current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

General Compensation Philosophy

We operate in the medical cost containment and managed care industry. The compensation committee believes that our compensation programs for executive officers should: (a) be designed to attract, motivate and retain talented executives, (b) be competitive, and (c) reward individuals based on the achievement of designated financial targets, individual contribution, and financial performance relative to that of our competitors and market indices. Our philosophy is to focus more on equity compensation (in particular, to incentivize service within a five-year timeframe for time-vesting stock options) than on annual base compensation because we believe that approach more closely aligns the interests of our executive officers with those of our stockholders. Within this philosophy, the compensation committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of other managed care companies of similar size with which we compete for executive talent;

•	Tie an individual’s total compensation to individual and profit center performance as well as our overall financial success;

•	Provide annual cash incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	Strengthen the alignment of the interests of our executive officers with those of our stockholders by providing significant equity-based, long-term incentive awards.

Compensation Components and Process

The compensation committee’s conclusions on the compensation levels for our executive officers are based in large part on input from our chief executive officer, who uses survey data provided by Mercer for companies in the services sector with target revenue for the upcoming fiscal year similar to CorVel. While the survey data reviewed by our chief executive officer includes the market 50th percentile targets for base salary, annual bonus and long-term incentive compensation opportunities for the covered companies, this data is not used as a strict benchmark, but rather as a market check for the recommendations made to our compensation committee. The compensation committee discusses the compensation recommendations made by our chief executive officer prior to their adoption.

The compensation committee considered fiscal year 2019 executive compensation on May 3, 2018, August 2, 2018 and November 1, 2018, considered fiscal year 2018 executive compensation on May 4, 2017, August 3, 2017, November 2, 2017, and considered fiscal year 2017 executive compensation on May 5, 2016, August 4, 2016, and November 3, 2016. The material considered by the compensation committee also included the historical compensation and stock option awards made to each of our executive officers. As described in more detail below, the results of each executive’s annual management by objectives plan, including a comparison of performance and job description relative to achievement and potential, were reviewed and discussed.

The following table sets forth summary compensation information for our named executive officers for the fiscal years ended March 31, 2019, 2018 and 2017:

Summary Compensation Table

Name and Principal Position*	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
V. Gordon Clemons Chairman of the Board and Former CEO	2019	$400,000	$—	$—	$—	$—	$—	$1,008	$401,008
	2018	$400,000	$—	$—	$—	$—	$—	$1,113	$401,113
	2017	$400,000	$—	$—	$—	$—	$—	$1,113	$401,113

Michael G. Combs (4) CEO and President	2019	$484,203	$—	$—	$896,959	$386,000	$—	$2,844	$1,770,006
	2018	$335,256	$—	$—	$959,139	$155,400	$—	$2,322	$1,452,117
	2017	$216,774	$—	$—	$296,951	$80,000	$—	$2,758	$596,483

Diane J. Blaha Chief Marketing Officer	2019	$327,059	$—	$—	$188,712	$185,099	$—	$2,877	$703,747
	2018	$325,666	$—	$—	$193,605	$160,600	$—	$2,366	$682,237
	2017	$315,833	$—	$—	$158,927	$50,000	$—	$2,744	$527,504

Michael D. Saverien (5) E.V.P., Risk Management Services	2019	$294,703	$—	$—	$280,865	$91,477	$—	$2,198	$669,243
	2018	$268,818	$—	$—	$318,042	$61,702	$—	$2,261	$650,823
	2017	$—	$—	$—	$—	$—	$—	$—	$—

Maxim Shishin (6) Chief Information Officer	2019	$215,774	$—	$—	$202,272	$103,373	$—	$2,094	$523,513
	2018	$191,354	$—	$—	$191,332	$81,300	$—	$1,978	$465,964
	2017	$—	$—	$—	$—	$—	$—	$—	$—

Kenneth S. Cragun (7) Former CFO	2019	$205,250	$—	$—	$—	$—	$—	$—	$205,250
	2018	$47,450	$—	$—	$—	$—	$—	$—	$47,450
	2017	$—	$—	$—	$—	$—	$—	$—	$—

Brandon T. O’Brien (8) Chief Financial Officer	2019	$187,707	$—	$—	$191,553	$117,205	$—	$2,073	$498,538
	2018	$—	$—	$—	$—	$—	$—	$—	$—
	2017	$—	$—	$—	$—	$—	$—	$—	$—

Jennifer L. Yoss (9) V.P., Accounting	2019	$130,079	$—	$—	$99,663	$20,852	$—	$1,182	$251,776
	2018	$—	$—	$—	$—	$—	$—	$—	$—
	2017	$—	$—	$—	$—	$—	$—	$—	$—

*	Each of the individuals listed above are referred to in the Proxy Statement as our “named executive officers.”
(1)

The fair value of option awards shown are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. The value of performance awards is based on the probable outcome of the performance conditions as of the grant date. Refer to Note 3, Stock Options and Stock-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 7, 2019 for the relevant assumptions used to determine the valuation of our option awards.

(2)	See the discussion under Annual Incentive Awards Plan for a description of our cash-based incentive plan awards.

(3)

Includes matching contributions by us under our 401(k) savings plan and annual premiums paid by us for the purchase of group term life insurance in an amount equal to each executive officer’s annual salary as follows:

	Fiscal Year	CorVel Contribution to Section 401(k) Plan		CorVel-Paid Life Insurance Premiums
V. Gordon Clemons	2019 2018 2017	$ $ $	799 800 799	$ $ $	209 313 313

Michael G. Combs (4)	2019 2018 2017	$ $ $	2,450 1,800 2,400	$ $ $	394 522 358

Diane J. Blaha	2019 2018 2017	$ $ $	2,450 1,800 2,058	$ $ $	427 566 536

Michael D. Saverien (5)	2019 2018 2017	$ $ $	1,850 1,800 —	$ $ $	348 461 —

Maxim Shishin (6)	2019 2018 2017	$ $ $	1,850 1,461 —	$ $ $	244 517 —

Kenneth S. Cragun (7)	2019 2018 2017	$ $ $	— — —	$ $ $	— — —

Brandon T. O’Brien (8)	2019 2018 2017	$ $ $	1,850 — —	$ $ $	223 — —

Jennifer L. Yoss (9)	2019 2018 2017	$ $ $	1,025 — —	$ $ $	157 — —

(4)

Mr. Combs was promoted to CEO on January 18, 2019 and retains his title of President. Mr. Combs had previously served as Chief Information Officer from April 30, 2015 until March 31, 2017 when he was promoted to President.

(5)

Mr. Saverien was promoted to Executive Vice President, Risk Management Services on April 1, 2017, prior to which Mr. Saverien served as Senior Vice President. Due to his promotion to Executive Vice President, Risk Management Services on April 1, 2017, his compensation for fiscal year 2017 is not shown.

(6)	Mr. Shishin was promoted to Chief Information Officer on April 1, 2017. Due to his promotion to Chief Information Officer on April 1, 2017, his compensation for fiscal year 2017 is not shown.
(7)	Mr. Cragun resigned as CFO on October 1, 2018 and he did not participate in the Company’s 401(k) plan or Life Insurance benefits.
(8)

Mr. O’Brien was promoted to Chief Financial Officer on October 1, 2018, prior to which Mr. O’Brien served as Area Vice President. Due to his promotion to Chief Financial Officer on October 1, 2018, his compensation for fiscal years 2017 and 2018 are not shown.

(9)

Mrs. Yoss was promoted to Vice President of Accounting on October 1, 2018, prior to which Mrs. Yoss served as Director of Accounting. Due to her promotion to Vice President of Accounting on October 1, 2018, her compensation for fiscal years 2017 and 2018 are not shown.

Principal Elements of Executive Compensation

Base Salary. In determining executive compensation, we take into account overall expense control. The Board approves initial annual base salary for newly hired executive officers based on comparable survey data as referenced above. Our compensation committee reviews all executive officer base salaries annually in connection with the compensation recommendations made by our chief executive officer, taking into account both updated peer group data in the public domain and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control.

At our 2017 annual meeting of stockholders, our stockholders expressed strong support for our compensation programs and the compensation of our named executive officers, with approximately 91.2% approval rate for our executive officer Say-on-Pay resolution. In light of this support, the Company’s continued strong performance and the continuing success of our compensation programs, the compensation committee made no significant changes to the overall design of our compensation program during fiscal years 2018 or 2019. The compensation committee continuously endeavors to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Each of our executive officers, other than our chief executive officer, undergoes an annual performance review with our chief executive officer, and during that review develops an individual performance development plan for the upcoming year. In general, these objectives vary for each named executive officer based on his or her individual responsibilities and the business function of the group that he or she manages, and includes one or more quantitative or qualitative financial or strategic measure, including earnings per share, revenue targets, product development and implementation, customer satisfaction and acceptance, strategic planning and development, operations excellence and efficiency and productivity. In reviewing past performance, the chief executive officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the chief executive officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long-term career objectives. To assist our compensation committee in reviewing executive officer performance in fiscal year 2018 for fiscal year 2019 for compensation purposes, in fiscal year 2017 for fiscal year 2018 for compensation purposes, and in fiscal year 2016 for fiscal year 2017 compensation purposes, our chief executive officer provided the compensation committee with his analysis of the performance and potential of each executive officer ranked against each other executive officer, and made recommendations based on how well each executive officer executed on his or her individual performance development plan while also taking into account external market survey data, as discussed above. The compensation committee made the final determination of the compensation paid to executive officers.

Decisions to adjust base salaries during fiscal year 2019 were made by the compensation committee on February 1, 2018, decisions to adjust base salaries during fiscal year 2018 were made by the compensation committee on February 2, 2017, decisions to adjust base salaries during fiscal year 2017 were made by the compensation committee on February 3, 2016, and all such adjustments took effect on each executive officer’s respective compensation adjustment anniversary date.

Mr. Clemons’ base salary was decreased by 6.9% effective March 1, 2012 because of his commitment to ongoing expense control and not as the result of a negative performance review or any benchmarking data. Thereafter, in recognition of his ongoing performance, Mr. Clemons’ base salary was reinstated on May 2, 2013 to $400,000 during fiscal year 2014. As part of his continued commitment to ongoing expense control, Mr. Clemons declined salary increases for fiscal years 2015 through 2019. The other executive officers’ base salaries increased between 2.8% and 20% during fiscal year 2017 increased between 2.5% and 25% during fiscal year 2018 and increased between 2.75% and 15% during fiscal year 2019. Mr. Combs’ base salary increased between 10% and 25% during each of the 2017, 2018 and 2019 fiscal years. Ms. Blaha’s base salary increased between 1.3% and 3.2% during each of the 2017, 2018 and 2019 fiscal years. Mr. Saverien’s base salary increased between 3.5% and 13.6% during each of the 2018 and 2019 fiscal years. Mr. Shishin’s base salary increased between 5% and 15% during each of the 2018 and 2019 fiscal years. Mr. O’Brien’s base salary increased by 18.23% during fiscal year 2019. Mrs. Yoss’ base salary increased by 11.2% during fiscal year 2019.

Annual Cash Incentive Awards Plan. To reinforce the attainment of our goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable cash incentive pay. In parallel with its review of base salaries for executive officers, the compensation committee considers the design and structure of the executive officer annual incentive awards plan. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives Cash incentive amounts for each executive officer are determined by the compensation committee based on the recommendation of our chief executive officer. Although we have a March 31 fiscal year end, we have calendar year budgets and annual cash incentive plans which are based on the calendar year. Cash incentive awards to the Chief Executive Officer and the other named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Annual cash incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. Each executive has some portion of his or her annual bonus measured against individual management by objective goals, or MBOs, established for that person, which, depending on the executive officer, include revenue growth, national sales and regional vice president management, implementation, planning and strategy for software development and information technology infrastructure, and adherence to company-wide internal financial reporting and controls. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in an expected 70% payout and increasing up to a 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual, and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award. We expect that the MBOs for our executive officers will be difficult to achieve. Based on Mr. Clemons’ own request, there were no MBOs established for him when he served as our chief executive officer.

The calendar year 2016 MBOs for Mr. Combs included participation in executive management processes, further development of web services, codification rules for workflow and further development of CareMC intake and return to work. Mr. Combs’ bonus opportunity, which was targeted at 40% of his base salary with the ability to achieve up to 50%, was 30% dependent on achieving overall financial performance and 70% dependent on his contribution toward achieving his 2016 MBOs. Mr. Combs attained 64% of his calendar year 2016 bonus opportunity and hence, received a bonus of 32% of his base salary in an amount equal to $80,000 in fiscal year 2017.

The calendar year 2017 MBOs for Mr. Combs included continuing succession planning and development of the successor CIO, sales support for large customer opportunities and increasing leadership responsibility within CorVel. Mr. Comb’s bonus opportunity, which was targeted at 75% of his base salary with the ability to achieve up to 70%, was 75% dependent on achieving overall financial performance and 25% dependent on his contribution toward achieving his 2017 MBOs. Mr. Combs attained 75% of his calendar year 2017 bonus opportunity and hence, received a bonus of 52% of his base salary in an amount equal to $155,400 in fiscal year 2018.

The calendar year 2018 MBOs for Mr. Combs included strategic IT projects, large client retention and large sales opportunities, business growth initiative and continuing succession planning. Mr. Combs’ bonus opportunity, which was targeted at 75% of his base salary with the ability to achieve up to 100%, was 75% dependent on achieving overall financial performance and 25% dependent on his contribution toward achieving his calendar year 2018 MBOs. Mr. Combs attained 83% of his calendar year 2018 bonus opportunity and hence, received a bonus of 83% of his base salary in an amount equal to $386,000 in fiscal year 2019.

Mr. Combs was additionally appointed Chief Executive Officer of the Company on January 18, 2019. The calendar year 2019 MBOs for Mr. Combs will include executive management development, refinement of the strategic and operations management of internal management and ongoing involvement in marketplace sales efforts. Mr. Combs’ bonus opportunity will be targeted at 75% of his base salary with the ability to achieve up to 100%, and will be 75% dependent on achieving overall financial performance and 25% dependent on his contribution toward achieving his calendar year 2019 MBOs.

The calendar year 2016 MBOs for Ms. Blaha included wholesale network solutions sales, CERiS expansion with MAC’s & Top Tier carriers, testing and implementing regional sales coordinators and managing the marketing department. Ms. Blaha’s bonus opportunity, which was targeted at 50% of her base salary up to a maximum of 70% of her base salary, was 75% dependent on overall financial performance and 25% dependent on her contribution toward achieving her 2016 MBOs. Ms. Blaha attained 23% of her calendar year 2016 bonus opportunity and hence, received a bonus of 16% of her base salary in an amount equal to $50,000 in fiscal year 2017.

The calendar year 2017 MBOs for Ms. Blaha included expanding network solutions sales to the carrier middle market, supporting the CERiS sales plan, establishing and implementing a large account sales plan, and improving marketing department effectiveness. Ms. Blaha’s bonus opportunity, which was targeted at 50% of her base salary up to a maximum of 70% of her base salary, was 75% dependent on overall financial performance and 25% dependent on her contribution toward achieving her calendar year 2017 MBOs. Ms. Blaha attained 71% of the calendar year 2017 opportunity and hence received a bonus of 50% of her base salary in an amount equal to $160,600 in fiscal year 2018.

The calendar year 2018 MBOs for Ms. Blaha included creating and developing marketing resources and marketing plans for all three divisions of the Company, training and educating the sales and account management teams, developing selling strategies to improve results, client retention and larger opportunities, and developing talent and growing knowledge base in the sales, marketing and account management teams. Ms. Blaha’s bonus opportunity, which was targeted at 50% of her base salary up to a maximum of 70% of her base salary, was 75% dependent on overall financial performance and 25% dependent on her contribution toward achieving her calendar year 2018 MBOs. Ms. Blaha attained 74% of her calendar year 2018 bonus opportunity and hence, received a bonus of 56% of her base salary in an amount equal to $185,099 in fiscal year 2019.

The calendar year 2019 MBOs for Ms. Blaha will include strategic selling, targeting large opportunities for network solutions, new CERiS expansion with MAC’s & Top Tier carriers and customer retention. Ms. Blaha’s bonus opportunity will be targeted at 50% of her base salary up to a maximum of 70% of her base salary, and will be 75% dependent on overall financial performance and 25% dependent on her contribution toward achieving her calendar year 2019 MBOs.

The calendar year 2017 MBOs for Mr. Saverien included development of a succession plan, team development and increase the amount of internal company usage of CareIQ, FCM, TCM systems in order to establish a more robust operations process. Mr. Saverien’s bonus opportunity, which was targeted at 50% of his base salary up to a maximum of 70% of his base salary, was 70% dependent on field profit and 10% dependent on his contribution toward achieving his calendar year 2017 MBOs. Mr. Saverien attained 34% of the calendar year 2017 opportunity and hence received a bonus of 24% of his base salary in an amount equal to $61,702 in fiscal year 2018.

The calendar year 2018 MBOs for Mr. Saverien included reviewing and updating contract management systems in order to support regional offices, create a formal communication channel with clients and support internal operations procedures to increase use of CorVel service referrals. Mr. Saverien’s bonus opportunity, which was targeted at 50% of his base salary up to a maximum of 70% of his base salary, was 90% dependent on field profit 10% dependent on his contribution toward achieving his calendar year 2018 MBOs. Mr. Saverien attained 44% of the calendar year 2018 opportunity and hence received a bonus of 31% of his base salary in an amount equal to $91,477 in fiscal year 2019.

The calendar year 2019 MBOs for Mr. Saverien will include customer retention, operational efficiency and leadership development. Mr. Saverien’s bonus opportunity will be targeted at 50% of his base salary up to a maximum of 80% of his base salary, and will be 70% dependent on field profit and 10% dependent on his contribution toward achieving his calendar year 2019 MBOs.

The calendar year 2017 MBOs for Mr. Shishin included a continuation of succession planning, Web Services development, codification of Rules for Workflow, CareMC intake improvements and RTW processes and workstation support. Mr. Shishin’s bonus opportunity, which was targeted at 40% of his base salary up to a maximum of 50% of his base salary, was 30% dependent on overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2017 MBOs. Mr. Shishin attained 87% of the calendar year 2017 opportunity and hence received a bonus of 43% of his base salary in an amount equal to $81,300 in fiscal year 2018.

The calendar year 2018 MBOs for Mr. Shishin included further improvements to the CareMC EDGE system and claim database, and universal claim intake process to support operations, complete Return to Work module, enhanced cloud and overall systems security. Mr. Shishin’s bonus opportunity, which was targeted at 40% of his base salary up to a maximum of 50% of his base salary, was 30% dependent on overall financial performance and 70% dependent on his contribution toward achieving his calendar year 2018 MBOs. Mr. Shishin attained 97% of the calendar year 2018 opportunity and hence received a bonus of 50% of his base salary in an amount equal to $103,373 in fiscal year 2019.

The calendar year 2019 MBOs for Mr. Shishin will include strategic IT projects within network solutions, enterprise comp, case management and Medicare Set-Aside Program. Mr. Shishin’s bonus opportunity will be targeted at 40% of his base salary up to a maximum of 50% of his base salary, and will be 15% dependent on overall financial performance and 35% dependent on his contribution toward achieving his calendar year 2019 MBOs.

The calendar year 2018 MBOs for Mr. O’Brien included customer contract review and CorVel service leakage. Mr. O’Brien’s bonus opportunity, which was targeted at 25% of his base salary up to a maximum of 75% of his base salary, was 15% dependent on overall financial performance and 35% dependent on his contribution toward achieving his calendar year 2018 MBOs. Mr. O’Brien attained 86% of the calendar year 2018 opportunity and hence received a bonus of 64% of his base salary in an amount equal to $117,205 in fiscal year 2019.

The calendar year 2019 MBOs for Mr. O’Brien will include developing financial performance measures that support the Company’s strategic direction, identify and address revenue leakage and opportunities, and enhance payroll functionality. Mr. O’Brien’s bonus opportunity will be targeted at 40% of his base salary up to a maximum of 50% of his base salary, and will be 15% dependent on overall financial performance and 85% dependent on his contribution toward achieving his calendar year 2019 MBOs.

The calendar year 2018 MBOs for Mrs. Yoss included contract administration, invoicing and payroll processes enhancement. Mrs. Yoss’ bonus opportunity, which was targeted at 25% of her base salary up to a maximum of 35% of her base salary, was 5% dependent on overall financial performance and 95% dependent on her contribution toward achieving her calendar year 2018 MBOs. Mrs. Yoss attained 46% of the calendar year 2018 opportunity and hence received a bonus of 16% of her base salary in an amount equal to $20,852 in fiscal year 2019.

The calendar year 2019 MBOs for Mrs. Yoss will include performance measures that support the Company’s strategic direction, identify and address revenue leakage and opportunities, and enhance payroll functionality. Mrs. Yoss’ bonus opportunity will be targeted at 25% of her base salary up to a maximum of 35% of her base salary, and will be 5% dependent on overall financial performance and 95% dependent on her contribution toward achieving her calendar year 2019 MBOs.

Long-Term Equity-Based Incentive Awards. The goal of our long-term, equity-based incentive awards is to serve as a long-term staff retention vehicle by aligning the interests of our executive officers with our stockholders and providing each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the business. The compensation committee, in conjunction with recommendations from our chief executive officer, administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested stock option shares held by each individual at the time of any new grant. However, there is no set formula for determining the size of a stock option award. Our chief executive officer historically has made recommendations to the Board and compensation committee regarding the amount of stock options and other compensation to grant to our other named executives based upon his assessment of their performance and relevant survey data, and may continue to do so in the future. The Board and compensation committee takes such recommendations into account when it approves stock option grants. Our executive officers, however, do not make any determinations as to when stock options are granted. We do not require a minimum stock ownership by our executive officers, but the compensation committee considers an executive officer’s existing stock holdings relative to performance in determining the size of awards.

Under our Restated Omnibus Incentive Plan (Formerly the Restated 1988 Executive Stock Option Plan), we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. We have chosen to use stock options exclusively for purposes of providing long-term incentives because we believe they best align with our objectives of providing incentives that are commensurate with total stockholder return and employee retention. Stock options provide actual economic value to the executive officer if he or she remains employed by us during the vesting period, and then only if the market price of our shares appreciates over the option term. The fair value amounts shown for stock options in the summary compensation table are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. Upon determination of probable outcome of the performance conditions, we record compensation expense for performance-based stock option awards based on the estimated fair value of the options on the grant date using the Black-Scholes option-pricing model. Consequently, stock options motivate executive officers by providing substantial upside compensation even though the entire amount of potential compensation is at risk. In the future, we may choose to grant different forms of equity compensation particularly if the use of such different forms of compensation become more prevalent at companies with which we compete or from which we intend to recruit personnel. Other factors that may lead us to provide different forms of equity compensation include, but are not limited to, the executives’ perceived value of one form of equity compensation over another, the potential effect of stockholder dilution, and the financial statement cost of one form of equity compensation over the other.

Under our Restated 1991 Employee Stock Purchase Plan, we also provide eligible employees who work more than 25 hours per week with the ability to purchase shares of common stock, through payroll deduction, at a pre-determined discount to the closing price at the end of a six-month purchase period. For fiscal years 2019, 2018 and 2017, the Board set the maximum permitted payroll deduction for the purposes of the Restated 1991 Employee Stock Purchase Plan at 20% of salary, and set the pre-determined discount at 5% of the closing price at the end of the purchase period.

Stock options provided to executive officers are typically granted pursuant to action by unanimous written consent of the compensation committee executed by the compensation committee members in person on the same day as each regularly scheduled quarterly meeting of the Board in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our compensation committee during the course of the year. Such meetings are usually scheduled well in advance of the meeting, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not the Board or compensation committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The grant date of our stock options is the date the Board or compensation committee meets to approve such stock option grants, which also is the date our compensation committee executes its action by unanimous written consent regarding such approval. In accordance with our Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), the exercise price of all options is set at the closing price of our common stock as reported by the Nasdaq Global Select Market on the day of grant.

Material terms of options granted to our named executive officers in fiscal years 2019, 2018 and 2017 typically included: (a) exercise price equal to the closing market value as quoted by the Nasdaq Global Select Market on the date of grant; (b) vesting of 25% one year from the grant date and then continued vesting in a series of thirty-six (36) equal monthly installments over the remaining balance of the four-year period, contingent on the executive officer’s continued service; (c) a term no longer than five years from the date of grant; and (d) to the extent not already exercisable, the options become exercisable in full on an accelerated basis upon (i) a sale of assets, (ii) a merger in which we do not survive or (iii) a reverse merger in which we survive but ownership of 50% or more of the voting power of our stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. Although stock options granted to our executive officers typically contain time-vesting provisions, on one occasion in fiscal year 2019, our compensation committee awarded stock options with performance vesting provisions to Messrs. Combs, Saverien, Blaha, Shishin, O’Brien and Yoss, all of which will vest based on the achievement of certain performance criteria, approved by our Board and compensation committee, relating to earnings growth, and on one occasion in each of the fiscal years 2018 and 2017, our compensation committee awarded stock options with performance vesting provisions to Messrs. Combs, Saverien and O’Brien and Ms. Blaha and Mrs. Yoss, all of which will vest based on the achievement of certain performance criteria, approved by our Board and compensation committee, relating to earnings growth. The calendar year 2018 EPS target was $2.08 for performance options granted on November 2, 2017. The calendar year 2018 EPS target was $2.16 for performance options granted on November 3, 2016.

On June 6, 2018, our compensation committee, in exercising its discretionary authority pursuant to the terms of all of our outstanding performance stock options, including those held by our officers, amended such stock options granted since 2015 to adjust upward all of the target earnings per share amounts. Our Compensation Committee made such adjustments because it deemed them equitable to recognize the anticipated impact of the changes in tax laws under the Tax Cuts and Jobs Act that was signed into law on December 22, 2017. We do not publicly disclose the other specific performance target levels and related criteria because they constitute highly confidential commercial or financial information. We believe that disclosing such other target levels and related criteria would provide competitors with insights into our operational strategy and would therefore cause us substantial competitive harm. We decided to grant the performance-based stock options as part of our decision to pursue a compensation strategy of aligning equity compensation with our earnings and revenue performance.

In fiscal year 2019, we granted stock options awards for 275,300 shares to all full-time employees, including 93,800 shares to executive officers, or less than 1.5% of our outstanding common stock. In fiscal year 2018, we granted stock option awards for 319,200 shares to all full-time employees, including 87,350 shares to executive officers, or less than 1.7% of our outstanding common stock. In fiscal year 2017, we granted stock option awards for 252,950 shares to all full-time employees, including 74,000 shares to executive officers, or less than 1.3% of our outstanding common stock. Options granted to our executive officers were all approved by unanimous written consent of our compensation committee executed by the compensation committee members in person on the same day as the regularly scheduled Board meeting on such date. The stock option grants received by executive officers in each of the fiscal years 2019, 2018, and 2017 were granted for incentive purposes.

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

The following table provides information on equity awards granted in fiscal year 2019 to each of our named executive officers. No equity awards were granted to Messrs. Clemons and Cragun in fiscal year 2019.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($) (2)	Awards ($) (2) (3)
Michael G. Combs CEO and President	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	16,000 — —	— — —	— 10,000 20,000	$59.32 57.35 49.40	$327,116 207,477 362,366

Diane J. Blaha Chief Marketing Officer	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	6,000 — —	— — —	— 1,000 2,500	$59.32 57.35 49.40	$122,664 20,747 45,295

Michael D. Saverien Executive Vice President, Risk Management Services	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	10,000 — —	— — —	— 1,500 2,500	$59.32 57.35 49.40	$204,447 31,121 45,295

Maxim Shishin Chief Information Officer	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	8,500 — —	— — —	— 500 1,000	$59.32 57.35 49.40	$173,780 10,373 18,118

Brandon T. O’Brien (4) Chief Financial Officer	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	8,000 — —	— — —	— 1,000 400	$59.32 57.35 49.40	$163,557 20,747 7,247

Jennifer L. Yoss (5) Vice President, Accounting	11/1/2018 8/2/2018 5/3/2018	— — —	— — —	— — —	0 — —	— — —	4,000 — —	— — —	— 600 300	$59.32 57.35 49.40	$81,777 12,448 5,435

(1)	The targets for awards granted on 11/1/18 will not be determinable until the completion of each of calendar years 2019, 2020 and 2021.
(2)

See Note 3, Stock Options and Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 7, 2019 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The exercise price of the option award is equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant.
(4)	Mr. O’Brien was promoted to Chief Financial Officer on October 1, 2018.
(5)	Mrs. Yoss was promoted to Vice President of Accounting on October 1, 2018.

The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of March 31, 2019. Messrs. Clemons and Cragun do not hold any outstanding equity awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael G. Combs CEO and President	0 0 0 5,100 5,938 9,167 12,000 646 1,771 1,542 2,292 896 2,396 750 1,000	0 10,000 20,000 0 15,000 20,000 0 1,000 2,500 2,000 0 1,000 2,500 0 1,000	16,000 10,000 20,000 17,000 0 0 20,000 0 0 0 2,292 0 0 750 0	(3) (3) (3) (3) (3)	$59.32 57.35 49.40 57.75 48.35 45.90 32.10 43.32 45.73 43.14 43.78 33.16 34.67 34.78 40.57	11/1/2023 8/2/2023 5/3/2023 11/2/2022 8/3/2022 5/4/2022 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020 11/10/2019 8/4/2019	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —

Diane J. Blaha Chief Marketing Officer	0 0 0 1,500 1,188 917 6,000 258 1,417 771 1,433 896 166 44	0 1,000 2,500 0 3,000 2,000 0 400 2,000 1,000 0 1,000 208 44	6,000 1,000 2,500 5,000 0 0 10,000 0 0 0 1,433 0 0 0	(3) (3) (3) (3)	$59.32 57.35 49.40 57.75 48.35 45.90 32.10 43.32 45.73 43.14 34.78 33.16 34.67 35.77	11/1/2023 8/2/2023 5/3/2023 11/2/2022 8/3/2022 5/4/2022 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020 2/5/2020	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —

Michael D. Saverien Executive Vice President, Risk Management Services	0 0 0 3,000 396 2,292 4,800 646 567 385 1,719 896 958 400	0 1,500 2,500 0 1,000 5,000 0 1,000 800 500 0 1,000 1,000 400	10,000 1,500 2,500 10,000 0 0 8,000 0 0 0 1,719 0 0 0	(3) (3) (3) (3)	$59.32 57.35 49.40 57.75 48.35 45.90 32.10 43.32 45.73 43.14 34.78 33.16 34.67 35.77	11/1/2023 8/2/2023 5/3/2023 11/2/2022 8/3/2022 5/4/2022 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020 2/5/2020	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Maxim Shishin Chief Information Officer	0 0 0 2,400 198 229 260 175 4,200 291 708 270 1,433 403 383	0 500 1,000 0 500 500 500 300 0 450 1,000 350 0 450 400	8,500 500 1,000 8,000 0 0 0 0 7,000 0 0 0 1,433 0 0	(3) (3) (3) (3)	$59.32 57.35 49.40 57.75 48.35 45.90 38.70 32.10 32.10 43.32 45.73 43.14 34.78 33.16 34.67	11/1/2023 8/2/2023 5/3/2023 11/2/2022 8/3/2022 5/4/2022 2/2/2022 11/3/2021 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —

Brandon T. O’Brien (4) Chief Financial Officer	0 0 0 1,500 119 458 3,000 323 354 193 825 146 1,150 600	0 1,000 400 0 300 1,000 0 500 500 250 0 250 1,200 600	8,000 1,000 400 5,000 0 0 5,000 0 0 0 825 0 0 0	(3) (3) (3) (3)	$59.32 57.35 49.40 57.75 48.35 45.90 32.10 43.32 45.73 43.14 34.78 33.16 34.67 35.77	11/1/2023 8/2/2023 5/3/2023 11/2/2022 8/3/2022 5/4/2022 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020 2/5/2020	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —

Jennifer L. Yoss (5) Vice President, Accounting	0 0 0 600 198 131 175 162 213 231 354 73 99	4,000 600 300 0 500 250 300 250 300 300 521 125 109	4,000 600 300 2,000 0 0 0 0 0 0 0 0 0	(3) (3)	$59.32 57.35 49.40 57.75 45.90 38.70 32.10 43.32 45.73 43.14 34.78 33.16 34.67	11/1/2023 8/2/2023 5/3/2023 11//2022 5/4/2022 2/2/2022 11/3/2021 8/4/2021 5/5/2021 2/4/2021 11/5/2020 8/6/2020 5/7/2020	— — — — — — — — — — — — —	— — — — — — — — — — — — —	— — — — — — — — — — — — —	— — — — — — — — — — — — —

(1)	Options become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments.
(2)	The expiration date of each option award is five years after the date of grant.
(3)	Options become exercisable based on achievement of certain performance criteria related to earnings growth.
(4)	Mr. O’Brien was promoted to Chief Financial Officer on October 1, 2018.
(5)	Mrs. Yoss was promoted to Vice President of Accounting on October 1, 2018.

The following table provides the number of shares of common stock acquired during fiscal year 2019 by our named executive officers upon the exercise of stock options or the vesting of stock awards. No shares of common stock were so acquired during fiscal year 2019 by Messrs. Cragun, Saverien, Shishin, O’Brien or Mrs. Yoss.

Option Exercises and Stock Vested

Name	Option awards			Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)		Number of shares acquired on vesting (#)	Value realized on vesting ($)
V. Gordon Clemons Chairman of the Board and Former CEO	3,822		$239,371	—	—

Michael G. Combs CEO and President	82 65 67 130	$ $ $ $	4,087 3,240 4,180 8,110	— — — —	— — — —

Diane J. Blaha Chief Marketing Officer	35 148	$ $	1,225 7,673	— —	— —

Perquisites

Our executives are entitled to the same perquisites as all employees and generally do not receive additional perquisites because they hold executive positions. All employees that participate in our 401(k) plan receive a discretionary matching contribution from us in an amount equal to a percentage of the employee’s first 6% of contribution as approved by our Board in its sole discretion on an annual basis. All full-time employees are eligible to participate in our Restated 1991 Employee Stock Purchase Plan, which in fiscal years 2019, 2018 and 2017 provided a 5% discount from market price on the last day of the purchase period. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide pension arrangements, non-qualified deferred compensation, or post-retirement health coverage for our executives or employees. All full-time employees are eligible to participate in our 401(k) plan. In any plan year, the Board in its sole discretion decides whether or not to contribute to each participant’s account a matching contribution equal to a percentage of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers participated in the plan during fiscal years 2019, 2018 and 2017.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Employment Contracts. We do not have employment contracts with any of our named executive officers other than Mr. Clemons. On January 26, 1988, we, along with Corstar Holdings, Inc. (formerly North Star), entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement initially provided Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments, to be reviewed by the compensation committee annually. Mr. Clemons may terminate the agreement at any time on four months’ notice and we may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, we are required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one-year period. The compensation committee approved an increase in Mr. Clemons’ annual salary to $400,000, effective May 2, 2013.

In the event of a corporate change in control transaction, each outstanding stock option granted under the discretionary option grant program of our Restated Omnibus Incentive Plan will automatically become exercisable as to all of the option shares immediately prior to the effective date of the corporate change in control transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the corporate change in control transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the compensation committee at the time of grant.

The compensation committee, as the administrator of our Restated Omnibus Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding stock options held by any of our named executive officers in connection with certain changes in control or the subsequent termination of the officer’s employment following a change in control.

Summary Termination Table. The following table summarizes each executive officer’s present estimated entitlement to severance and the potential value of stock option acceleration upon a termination other than for cause, a termination within 60 days after a reduction in salary and a termination following a change in control, as if such termination occurred on March 31, 2019. The potential value of accelerated stock option vesting is based on the closing price of our stock on March 31, 2019 and is in addition to the value of vested stock options shown in the “Option Exercises and Stock Vested” table above. These termination provisions were individually negotiated with Mr. Clemons for recruitment and retention purposes.

	Termination Other than for Cause-No Change of Control		Termination within 60 days after Reduction in Salary		Termination after a Change in Control
Name	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting (1)	Number of Shares Subject to Accelerated Vesting
V. Gordon Clemons	$400,000	$—	$—	$—	$—	$—	—
Michael G. Combs	—	—	—	—	—	$5,711,370	87,544
Diane J. Blaha	—	—	—	—	—	$1,369,713	20,995
Michael D. Saverien	—	—	—	—	—	$1,850,206	28,360
Maxim Shishin	—	—	—	—	—	$1,300,428	19,933
Kenneth S. Cragun (2)	—	—	—	—	—	$—	—
Brandon T. O’Brien (3)	—	—	—	—	—	$1,054,082	16,157
Jennifer L. Yoss (4)	—	—	—	—	—	$477,491	7,319

(1)

Represents the value of “in the money” accelerated options that vest upon termination other than for cause as of March 29, 2019, which was the last trading day of the Company’s fiscal year ended March 31, 2019, as if exercised at $65.24, which was the closing price of our stock on that date.

(2)	Mr. Cragun resigned on October 1, 2018.
(3)	Mr. O’Brien was promoted to Chief Financial Officer on October 1, 2018.
(4)	Mrs. Yoss was promoted to Vice President of Accounting on October 1, 2018.

We believe that the payment of compensation and the acceleration of unvested options in these circumstances is a common practice in comparable companies, and is justifiable from both a recruitment and retention perspective. We also believe that the amount of severance is within the range typically seen in comparable companies, and that we would experience difficulties attracting and retaining executives in the absence of severance arrangements that are at least as attractive as those that we offer.

CEO Pay Ratio

For the fiscal year ended March 31, 2019:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $60,329; and

•	the annual total compensation of our CEO was $1,770,006

Based on this information, for fiscal 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 29:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

As permitted by SEC rules, to identify our median employee, we selected total direct compensation as our consistently applied compensation measure, which we calculated as actual salary paid to our employees for fiscal 2019 (including overtime for hourly employees), actual bonus or sales commission earned by our employees in fiscal 2019, and the value of equity awards granted to our employees in fiscal 2019. Further, we used March 31, 2019 to determine our employee population and used the consistently applied compensation measure as described above to determine our median employee. In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or workers employed through a third-party provider in our employee population.

Based on this approach, we selected the individual who represented the median employee. We then calculated the annual total compensation for this individual using the same methodology we used for our named executive officers in our Summary Compensation Table.

Principal Elements of Director Compensation

Compensation of Directors

Each non-employee director received an amount equal to $3,000 in fiscal year 2019 for each Board meeting attended in person, as well as reimbursement for all associated travel expenses, and $1,000 for each telephonic Board meeting and each in-person or telephonic committee meeting attended provided it was not in conjunction with a duly convened Board meeting. Other than the Chairman of the audit committee, who in fiscal year 2019 received $1,000 for each audit committee meeting attended and an annual retainer of $4,000 for other services performed in his capacity as Chairman of the audit committee, the directors did not receive fees for any other director services during fiscal year 2019. These amounts were determined and approved during a telephonic meeting held on April 24, 2006, by the nomination and governance committee based on their prior experience and ratified by the compensation committee. In the future, any adjustments to director compensation will be approved by the compensation committee.

Pursuant to the change to our Restated Omnibus Incentive Plan approved by stockholders at our 2011 annual stockholders meeting, the Board eliminated the automatic option grant program under the Restated Omnibus Incentive Plan and replaced it with the discretionary option grant program for non-employee directors because as we repurchase more shares of our common stock under our publicly disclosed share repurchase program, the number of shares of common stock underlying the automatic option grants resulted in the grant of a disproportionately higher percentage of our total common stock outstanding. Accordingly, the number of shares granted under the discretionary option program for non-employee directors will be based on how many shares have been repurchased under the Company’s stock repurchase program as of the date of grant. Consequently, during fiscal year 2019 each non-employee director, Messrs. Hamerslag, Hoops, Jessup, Michael and Ms. Macino, received a discretionary stock option grant for 3,000 shares on August 2, 2018 at an exercise price equal to the fair market value on such date. Each such grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive installments over the optionee’s period of service on the Board, with the first such installment to become exercisable twelve months after the grant date. On the date of this year’s annual stockholders meeting, the compensation committee expects to grant each non-employee director a discretionary stock option to purchase shares of common stock at an exercise price equal to the fair market value on such date and in an amount based upon how many shares have been repurchased under the Company’s stock repurchase program as of the date of grant. Each such grant will have a maximum term of ten years measured from the grant date, and will become exercisable in a series of four equal and successive installments over the optionee’s period of service on the Board, with the first such installment to become exercisable twelve months after the grant date.

The following table provides information regarding the total compensation that was granted or paid to each of our directors who was not our employee or a beneficial owner of 5% or more of our capital stock during fiscal year 2019:

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (4)	Total ($)
Steven J. Hamerslag	$19,000	$—	$62,243	$—	$—	$—	$81,243
Alan R. Hoops	18,000	—	62,243	—	—	—	80,243
R. Judd Jessup	25,000	—	62,243	—	—	—	87,243
Jean H. Macino	15,000	—	62,243	—	—	1,181	78,424
Jeffrey J. Michael	15,000	—	62,243	—	—	—	77,243

(1)	V. Gordon Clemons, the Chairman of our board of directors, has been omitted from this table, as he receives no additional compensation for serving on the Board.
(2)

The fair value of option awards shown are calculated in accordance with ASC 718 and ASU 2016-09, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year. See Note 3, Stock Options and Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 7, 2019, for the relevant assumptions used to determine the valuation of our option awards.

(3)

Aggregate option awards outstanding as of March 31, 2019, the last day of our most recent fiscal year, that have been granted to each of our non-employee directors are as follows: Mr. Hamerslag- 42,000 shares, Mr. Hoops- 42,000 shares, Mr. Jessup- 36,000 shares, Ms. Macino- 40,500 shares, and Mr. Michael- 42,000 shares.

(4)	Amount includes reimbursed travel expenses.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation paid in excess of $1.0 million to “covered employees” as defined under Section 162(m). Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1.0 million deduction limitation for performance-based compensation if certain requirements set forth in Section 162(m) and the applicable regulations were met. The TCJA generally amended Section 162(m) to eliminate this exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1.0 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Our compensation committee maintains a practice of considering the anticipated tax treatment to the Company in its review and establishment of compensation programs and awards. Our compensation committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate, taking into account the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

Compensation Committee Interlocks and Insider Participation

Messrs. Hoops and Michael, and Ms. Macino served as members of the compensation committee during fiscal year 2019. Mr. Michael is the President and Chief Executive Officer of Corstar Holdings, Inc., a beneficial owner of more than 10% of the outstanding shares of our common stock. No member of the compensation committee was, during fiscal year 2019, an employee or officer of ours or was formerly an officer of ours.

During fiscal year 2019, no current executive officer of ours served as a member of the Board or compensation committee of any other entity that has or had one or more executive officers serving as a member of the Board or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the Board has reviewed and discussed CorVel’s compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the compensation discussion and analysis be included in CorVel’s definitive Proxy Statement on Schedule 14A for its 2019 annual meeting of stockholders, and be incorporated by reference in CorVel’s annual report on Form 10-K for the fiscal year ended March 31, 2019, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the compensation committee of the Board and shall not be deemed soliciting material or filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C promulgated by the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities Exchange Act of 1934. Notwithstanding CorVel’s incorporation of the foregoing report by reference into its Annual Report on Form 10-K, the foregoing report shall be deemed furnished in the Annual Report on Form 10-K and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 as a result of such furnishing.

Respectfully submitted,

Alan R. Hoops, Chair

Jean H. Macino

Jeffrey J. Michael

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the us as of March 31, 2019, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) each of our named executive officers (named under the heading “Summary Compensation Table” above), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock beneficially owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G/A filed with the SEC. Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the principal address of each of the stockholders below is c/o CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614.

Name and address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Jeffrey J. Michael 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	7,188,853	(2)	38.67%

Corstar Holdings, Inc. 10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343	6,953,368	(2)	37.47%

V. Gordon Clemons 2010 Main Street, Suite 600 Irvine, CA 92614	1,861,612	(3)	10.03%

Blackrock, Inc. 55 East 52nd Street New York, NY 10055	1,417,996	(4)	7.64%

Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	1,416,300	(5)	7.63%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,006,345	(6)	5.42%

Steven J. Hamerslag	159,048	(7)	*

R. Judd Jessup	95,805	(8)	*

Alan R. Hoops	82,007	(9)	*

Michael G. Combs	52,155	(10)	*

Jean H. Macino	37,500	(11)	*

Michael D. Saverien	23,422	(12)	*

Diane J. Blaha	21,328	(13)	*

Maxim Shishin	11,388	(14)	*

Brandon T. O’Brien	9,557	(15)	*

Jennifer L. Yoss	2,550	(16)	*

Kenneth S. Cragun	—		—

All current executive officers and directors as a group (12 individuals)	9,545,225	(17)	50.70%

*	Less than 1%
(1)

Applicable percentage ownership is based on 18,557,794 shares of Common Stock outstanding as of March 31, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Any securities not outstanding but which are subject to options exercisable within 60 days of March 31, 2019 are deemed outstanding and beneficially owned for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2)

Includes 6,953,368 shares owned by Corstar (for which it shares the power to vote and dispose of these shares with Mr. Michael according to the Schedule 13G/A of Corstar filed February 12, 2019), 200,985 shares owned directly by Mr. Michael, a director of ours and of Corstar, and 34,500 shares subject to options held by Mr. Michael that are exercisable within 60 days of March 31, 2019. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of our Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)	According to the Schedule 13G/A of Mr. Gordon Clemons, 2010 Main Street, Suite 600, Irvine, California, filed February 7, 2019, has sole power to vote and dispose of the shares.
(4)

According to the Schedule 13G/A of Blackrock, Inc., 55 East 52nd Street, New York, NY 10055, dated February 4, 2019, in its capacity as an investment advisor, has sole power to vote and dispose of the shares.

(5)

According to the Schedule 13G/A of Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, NY 10022, filed February 13, 2019, in its capacity as investment advisor, has sole power to vote and dispose of the shares.

(6)

According to the Schedule 13G of The Vanguard Group, 100 Vanguard Blvd., Pennsylvania 19355, filed February 11, 2019, in its capacity as investment advisor, has sole power to vote 19,486 shares, sole power to dispose of 987,559 shares, shared power to vote 800 shares and shared power to dispose of 18,786 shares.

(7)	Consists of 128,548 shares owned directly by Mr. Hamerslag and 34,500 shares subject to options that are exercisable within 60 days of March 31, 2019.
(8)	Includes 67,305 shares owned directly by Mr. Jessup and 28,500 shares subject to options that are exercisable within 60 days of March 31, 2019.
(9)	Includes 47,507 shares owned directly by Mr. Hoops and 34,500 shares subject to options that are exercisable within 60 days of March 31, 2019.
(10)	Includes 1,824 shares owned directly by Mr. Combs and 50,331 shares subject to options that are exercisable within 60 days of March 31, 2019.
(11)	Includes 4,500 shares owned directly by Ms. Macino and 33,000 shares subject to options that are exercisable within 60 days of March 31, 2019.
(12)	Includes 6,308 shares owned directly by Mr. Saverien and 17,114 shares subject to options that are exercisable within 60 days of March 31, 2019.
(13)	Includes 5,679 shares owned directly by Ms. Blaha and 15,649 shares subject to options that are exercisable within 60 days of March 31, 2019.
(14)	Consists of 11,388 shares subject to options held by Mr. Shishin that are exercisable within 60 days of March 31, 2019.
(15)	Includes 591 shares owned directly by Mr. O’Brien and 8,966 shares subject to options that are exercisable within 60 days of March 31, 2019.
(16)	Includes 87 shares owned directly by Mrs. Yoss and 2,552 shares subject to options that are exercisable within 60 days of March 31, 2019.
(17)	Includes the information set forth in notes 2, 3, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2019, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans. We have not assumed any equity compensation plans in connection with any mergers or acquisitions.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	1,058,305	(2)	$45.17	523,415	(3)

Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	1,058,305		$45.17	523,415

(1)	Consists solely of the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) and the Restated 1991 Employee Stock Purchase Plan.
(2)

Excludes purchase rights accruing under our 1991 Employee Stock Purchase Plan, which has a stockholder-approved reserve of 371,886 shares. Under our 1991 Employee Stock Purchase Plan, each eligible employee may purchase up to 3,000 shares of our Common Stock at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 95% of the fair market value of a share of our Common Stock on the last day of the relevant purchase period. For the purchase period ending March 31, 2019, the administrator has set the maximum permitted payroll deduction at 5% of salary and established a purchase price equal to 95% of the fair market value on March 31, 2019.

(3)

Includes shares available for future issuance under the 1991 Employee Stock Purchase Plan. As of March 31, 2019, an aggregate of 371,886 shares of our Common Stock were available for issuance under the 1991 Employee Stock Purchase Plan. During the last purchase period ended March 31, 2019, 4,043 shares were purchased and we expect approximately a similar number of shares will be subject to purchase in the current purchase period.

Share issuances under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the 1991 Employee Stock Purchase Plan, and share issuances under the 1991 Employee Stock Purchase Plan will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2019, other than as described above and as described under the heading “Compensation Discussion and Analysis,” there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Each related person transaction is reviewed and approved or ratified by our Audit Committee.

Policies and Procedures for Related Person Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.

Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership.

Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or the Board; and

•	transactions in which all security holders receive proportional benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that, during fiscal year 2019, all transactions required to be reported by our officers, directors and greater than 10% beneficial owners were reported in a timely manner.

2019 ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS

FOR THE 2020 ANNUAL MEETING

We filed with the Securities and Exchange Commission an Annual Report on Form 10-K on June 7, 2019. A copy of the Annual Report on Form 10-K for the fiscal year ended March 31, 2019 has been made available concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting, and is posted at https://materials.proxyvote.com/221006. No separate annual report to the stockholders was prepared. The Annual Report made available to stockholders is not incorporated into this Proxy Statement and is not considered “soliciting material.” Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding us, are available on the Securities and Exchange Commission’s Web site at https://www.sec.gov. In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2020 annual meeting. These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us not later than February 29, 2020, which is 120 calendar days prior to the anniversary date of the mailing of notice of this Proxy Statement.

Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. Under our current Bylaws, the deadline for submitting such stockholder proposals or a nomination for director is May 10, 2020, which is 90 days prior to the anniversary date of the 2019 Annual Meeting. If a stockholder gives notice of such proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by our Bylaws. If a stockholder gives notice of a proposal after May 14, 2020 which is the 45th calendar day prior to the anniversary date of the mailing of notice of this year’s proxy materials, our proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at our 2020 annual meeting.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor of the 2019 Annual Meeting. The Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2019 Annual Meeting.

Stockholder proposals must be in writing addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614. It is recommended that stockholders submitting proposals utilize certified mail, return receipt requested in order to provide proof of timely receipt. All stockholder proposals must be in compliance with applicable laws and regulations and our Bylaws.

COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone, facsimile, electronic or any other means, by our regular employees without additional remuneration. We will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares. We will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding our proxy materials to beneficial owners of our Common Stock. All costs associated with the solicitation of proxies, including the preparation, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to the stockholders, will be borne by us. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. If so, we will pay the proxy solicitor reasonable and customary fees. Generally, the fee for such services is approximately $15,000 plus expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.

By Order of the Board of Directors

Richard J. Schweppe

Secretary

June 28, 2019

Irvine, California

CORVEL CORPORATION ATTN: SHARON O’CONNOR 2010 MAIN ST., SUITE 600 IRVINE, CA 92614-7203 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E82049-P25879 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CORVEL CORPORATION The Board of Directors recommends you vote FOR the following: 1. To elect the six directors named in the attached proxy statement, each to serve until the 2020 annual meeting of stockholders or until his or her successor has been duly elected and qualified; Nominees: 01) V. Gordon Clemons 02) Steven J. Hamerslag 03) Alan R. Hoops 04) R. Judd Jessup 05) Jean H. Macino 06) Jeffrey J. Michael The Board of Directors recommends you vote FOR proposal 2: For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 2. To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020; The Board of Directors recommends you vote AGAINST proposal 3: 3. Stockholder proposal requesting the issuance of a public report detailing the potential risks associated with omitting “sexual orientation” and “gender identity” from our equal employment opportunity policy; and 4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY SIGNED, DATED AND RETURNED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” THE APPROVAL OF PROPOSAL 2 AND “AGAINST” PROPOSAL 3 AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. For address changes and/or comments, please check this box and write ! them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E82050-P25879 CORVEL CORPORATION Annual Meeting of Stockholders August 8, 2019 1:00 P.M. PDT This proxy is solicited by the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held August 8, 2019, and the proxy statement, and appoints Richard Schweppe and Sharon O’Connor to serve as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of CorVel Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at the Company’s corporate headquarters, 2010 Main Street, Suite 600, Irvine, California 92614, August 8, 2019 at 1:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side